Exhibit 4.3

AMENDMENT TO STOCK WARRANT

This Amendment (the “Amendment”) dated as of September , 2016 amends that certain Stock Warrant, dated December 23, 2015, (the “Warrant”) by and between the undersigned holder of the Warrant (“Holder”) and QPAGOS CORPORATION (“QPAGOS”).

WHEREAS, Holder and Qpagos Corporation are parties to the Warrant and desire to amend the governing law provisions of the Warrant.

NOW THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 10 of the Warrant shall be deleted in its entirety and replaced with the following:

“Applicable Law. This Warrant Certificate will be governed by and construed in accordance with the laws of the State of Nevada, without reference to conflict of laws principles thereunder.”

2.           Miscellaneous. The Warrant, as amended by this Amendment, contains the entire agreement between the parties hereto regarding the Warrant and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WARRANT HOLDER:

By:
Name:
Title:

QPAGOS CORPORATION

By:
Name: Gaston Pereira
Title: Chief Executive Officer